Exhibit 10.9D

1999 Patent Agreement Amendment
between
THE BRIGHAM AND WOMEN’S HOSPITAL, INC.
and
NPS PHARMACEUTICALS, INC.

Effective February 18, 1999, The Brigham and Women's Hospital, Inc., a Massachusetts not-for-profit corporation having its principal offices at 75 Francis Street, Boston, Massachusetts 02115 (the “Hospital”), and NPS Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 420 Chipeta Way, Salt Lake City, Utah 84108 (the “Company”) agree as follows:

1.	BACKGROUND

The Hospital and the Company entered into a certain Patent Agreement effective February 19, 1993, amended by a letter agreement dated March 15, 1993, and by paragraph 5 of the Research Agreement Amendment effective December 10, 1993 and further amended by the 1996 Patent Agreement Amendment effective February 7, 1996 (collectively, the “Original Patent Agreement”).

The Hospital and the Company now wish to amend said Original Patent Agreement pursuant to the terms of this 1999 Patent Agreement Amendment (the “1999 Patent Agreement Amendment”). This 1999 Patent Agreement Amendment shall become effective the date first above written.

2.	AMENDMENTS. The Original Patent Agreement as in effect on the effective date hereof, is hereby amended by this 1999 Patent Agreement Amendment as follows:

	2.1	The term “Licensed Product(s)” contained in paragraphs 1.B, 4.A, 4.D, 5.A, 5.B, 6.A, 6.C, 7.C, 7.D, 7.E, 13.A and 13.B of the Original Patent Agreement is hereby stricken and is replaced in all instances by the term “Royalty Bearing Products.”

	2.2	Paragraph 1.E. is hereby amended by inserting the following phrase “and/or in the Royalty Bearing Patents” immediately after the term “Licensed Patents” in the third line of such paragraph.

	2.3	The Original Patent Agreement is hereby amended to include the additional defined terms as follows:

		2.3.1	“Brown Funded Research Program” shall mean the research program as defined in the Complete Research Agreement (defined below) as said research program is amended and in effect from time to time under said Complete Research Agreement. Where appropriate, references to the “Brown-Hebert Funded Research Program” shall also include the “Brown Funded Research Program.”

		2.3.2	“Complete Research Agreement” as used herein shall mean collectively that Research Agreement entered into by the Hospital and the Company effective February 19, 1993 (the “Initial Research Agreement”) as amended by the

Research Agreement Amendment effective December 10, 1993 (the “1993 Research Agreement Amendment”), the 1996 Research Agreement Amendment effective February 7, 1996 (the “1996 Research Agreement Amendment”) the 1997 Research Agreement Amendment effective March 1, 1997, and as further amended by the 1998 Research Agreement Amendment effective the date hereof (the “1998 Research Agreement Amendment”).

	2.3.3		“Extended Performance Period” shall mean that period beginning on March 1, 1996 and ending on the earlier of (i) February 29, 2000, or (ii) such earlier date of termination of the Extended Performance Period as shall be effected by the Company under the terms of the Complete Research Agreement.

	2.3.4		“Principal Investigator(s)” shall mean Dr. Edward M. Brown.

	2.3.5		“Royalty Bearing Patents” shall mean the following patent applications: U.S. Serial No.: 08/546,998, U.S. Serial No.: 08/846,721, Japan Serial Nos.: 178315/96, 107778/97, and 350393/96, any patents granted on such U.S. and Japanese applications, and any continuations, continuations-in-part, divisionals, reissues or re-examinations and any corresponding foreign filings thereof.

	2.3.6		“Royalty Bearing Products” shall mean (i) Licensed Products, and (ii) any product or process, the manufacture, use (including discovery testing and development), sale, or import of which falls within the scope of Valid Claims of Royalty Bearing Patents.

2.4	Subparagraphs 5.G. and 5.H. of the Original Patent Agreement (taking into account the amendment thereof by the 1996 Patent Agreement Amendment) dealing with royalties are hereby amended in their entirety as follows:

	G.		Upon occurrence of the following event(s), the Company shall incur (and within ninety (90) days thereafter shall pay) the following Prepaid Royalty(ies):

	Event		Prepaid Royalty(ies)
		The Hospital has “delivered” to the Company a Secondary Functional Assay, previously identified as part of the Brown-Hebert Funded Research Program and/or the Brown Funded Research Program	$50,000.00

The parties acknowledge and agree that for purposes hereof, the event of “delivery of such a Secondary Functional Assay” will be deemed to occur on the date when the Secondary Functional Assay is first described in detail in writing to the Company provided however, that said delivery is followed within ninety (90) days by (i) the Company’s verification of the information presented to the Company, and (ii) the Company’s establishment of the “Secondary Functional

Assay Utility” of said Secondary Functional Assay as described in paragraphs 3.i and 3.j hereof.

H.	Notwithstanding any other provision hereof for the payment of Prepaid Royalties, the Company shall have no obligation (i) to pay the specified Prepaid Royalty under 5.f. or 5.g. if on the date of “delivery” the Extended Performance Period has then expired or otherwise been terminated, or (ii) to pay in the aggregate, more than $500,000 of Prepaid Royalties from all payments combined. The Company shall receive credit against earned royalty payment obligations otherwise due in a given year, for all Prepaid Royalty(ies) made under the Original Patent Agreement as amended by this 1999 Patent Agreement Amendment, provided however, that the application of such credit shall not reduce earned royalties payable in a particular year below fifty percent (50%) of the earned royalties otherwise payable for such year. Uncredited Prepaid Royalty(ies) shall be rolled over in like manner to the next succeeding earned royalty year. Credits shall apply against any earned royalty obligation of the Company under the Original Patent Agreement as amended hereby.

3.	TERMS

Except as amended by this 1999 Patent Agreement Amendment, the Original Patent Agreement remains in full force and effect pursuant to the terms thereof.

EXECUTED by the respective duly authorized officers or agents of the Hospital and the Company to be effective as of the date and year first above written.

NPS PHARMACEUTICALS, INC.		THE BRIGHAM AND WOMEN’S HOSPITAL INC.

By:	/s/ •	By:	/s/ BRIAN N. HICKS
Brian N. Hicks
Its:	Vice President Corp. Developments Legal Affairs	Its:.	Director Corporate Sponsored Reasearch and Licensing
Date:	March 1, 1999	Date:	March 22, 1999